Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-105704 on Form S-3 of our report dated February 27, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of PSEG Power LLC, which report expresses an unqualified opinion and includes explanatory paragraphs for the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109 and Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans appearing in this Annual Report on Form 10-K of PSEG Power LLC for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

February 27, 2008